SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PROFESSIONALS DIRECT, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3324634 (IRS Employer Identification Number)

161 Ottawa Avenue, N.W. Grand Rapids, Michigan (Address of Principal Executive Offices)	49503 (Zip Code)

PROFESSIONALS DIRECT, INC.
OUTSIDE DIRECTORS' DEFERRED COMPENSATION PLAN

PROFESSIONALS DIRECT, INC.
EMPLOYEE AND DIRECTOR STOCK PURCHASE PLAN
(Full Title of the Plans)

Stephen M. Tuuk Professional Direct, Inc. 161 Ottawa Avenue, N.W. Grand Rapids, Michigan 49503 (Name and Address of Agent for Service)	Copies to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(616) 456-8899
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)(4)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee
Common Stock, no par value	70,000 shares(1)(2)	$20.00	$1,400,000	$164.78

(1)

The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions. This registration statement covers any such additional shares in accordance with Rule 416(a) under the Securities Act of 1933. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Of the 70,000 shares of Professionals Direct, Inc. Common Stock, no par value per share ("Common Stock"), to be registered pursuant to this Form S-8 Registration Statement, 35,000 shares of Common Stock are to be registered under the Professionals Direct, Inc. Outside Directors' Deferred Compensation Plan and 35,000 shares of Common Stock are to be registered under the Professionals Direct, Inc. Employee and Director Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee.

(4)

On July 15, 2005, the most recent date for which a transaction was reported, the average of the high and low prices of the Common Stock of Professionals Direct, Inc. was $20.00 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents filed by the Registrant (also referred to as "Professionals Direct") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c)          The description of the Registrant's common stock, no par value, which is contained in the Registrant's Form 10-SB Registration Statement as filed under the Exchange Act on April 30, 2002, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

                    Not applicable.

Item 5.	Interests of Named Experts and Counsel.

                    Not applicable.

Item 6.	Indemnification of Directors and Officers.

                    Professionals Direct is obligated under its Amended and Restated Articles of Incorporation to indemnify its directors and officers to the fullest extent permitted under the

Michigan Business Corporation Act (the "MBCA"). Professionals Direct may similarly indemnify persons who are not directors or executive officers to the extent authorized by Professionals Direct's Board of Directors.

                    Under Sections 561 through 571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation. The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Professionals Direct or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Professionals Direct) arising out of a position with Professionals Direct (or with some other entity at Professionals Direct's request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action or suit by or in the right of Professionals Direct, unless the director or officer is found liable to Professionals Direct; provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding.

                    The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

                    In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

                    Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Professionals Direct's Amended and Restated Articles of Incorporation, Amended and Restated Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or officer.

                    The MBCA permits Professionals Direct to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Professionals Direct (or positions held with another entity at the request of Professionals Direct), whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Professionals Direct maintains such insurance on behalf of its directors and officers.

                    Professionals Direct has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements require Professionals Direct to indemnify each director to the fullest extent permitted by law, as authorized by the Professionals Direct's Amended and Restated Articles of Incorporation. According to the terms of the Indemnification Agreements, unless referred to independent legal counsel, Professionals Direct must decide whether a director is entitled to indemnification no later than 30 days after it receives a director's demand for indemnification. If a change in control has occurred, independent legal counsel selected by the director will decide whether a director is entitled to indemnification. If the decision regarding indemnification has been referred to independent legal counsel, such determination must be made no later than 45 days after Professionals Direct receives a director's demand for indemnification. If Professionals Direct has failed to make a decision regarding a director's indemnification within the 30 day period (or 45 day period if referred to independent legal counsel), then Professionals Direct will be deemed to have determined that the expenses and resolution costs are reasonable and will promptly pay or reimburse the director. Professionals Direct will pay or reimburse a director for all funds paid in advance of a final disposition, within 30 days after receiving a director's demand for indemnification, assuming Professionals Direct has determined the director is entitled to indemnification. Professionals Direct shall, upon a director's written request, establish and fund a trust for the director's benefit sufficient to satisfy any and all expenses or resolution costs if and while there is a pending or threatened proceeding while a potential change in control exists of Professionals Direct.

Item 7.	Exemption from Registration Claimed.

                    Not applicable.

Item 8.	Exhibits.

                    The following exhibits are filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Document

4.1	Amended and Restated Articles of Incorporation. Previously filed as an exhibit to the Registrant's Registration Statement on Form 10-SB filed on July 8, 2002. Here incorporated by reference.

4.2	Amended and Restated Bylaws. Previously filed as an exhibit to the Registrant's Registration Statement on Form 10-SB filed on July 8, 2002. Here incorporated by reference.

4.3

Professionals Direct, Inc. Outside Directors' Deferred Compensation Plan previously filed as Appendix A to the Registrant's Definitive Proxy Statement with respect to its Annual Meeting of Shareholders held on May 11, 2005. Here incorporated by reference.

4.4

Professionals Direct, Inc. Employee and Director Stock Purchase Plan previously filed as Appendix B to the Registrant's Definitive Proxy Statement with respect to its Annual Meeting of Shareholders held on May 11, 2005. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.

Item 9.	Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on this 11th day of May, 2005.

PROFESSIONALS DIRECT, INC. (Registrant)

/s/ Stephen M. Tuuk
Stephen M. Tuuk, President and Chief Executive Officer

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 11, 2005	/s/ Stephen M. Tuuk
Stephen M. Tuuk, President, Chief Executive Officer and Director (principal executive officer)

/s/ Stephen M. Westfield
Date: May 11, 2005	Stephen M. Westfield, Vice President and Director (principal financial and accounting officer)

Date: May 11, 2005	/s/ Mary L. Ursul
Mary L. Ursul, Vice President and Director

Date: May 11, 2005	/s/ Blake W. Krueger
Blake W. Krueger, Director

Date: May 11, 2005	/s/ David W. Crooks
David W. Crooks, Director

Date: May 11, 2005	/s/ Thomas J. Ryan
Thomas J. Ryan, Director

Date: May 11, 2005	/s/ Tracy T. Larsen
Tracy T. Larsen, Director

Date: May 11, 2005	/s/ Thomas F. Dickinson
Thomas F. Dickinson, Director

Date: May 11, 2005	/s/ Joseph A. Fink
Joseph A. Fink, Director

Date: May 11, 2005	/s/ Julius A. Otten
Julius A. Otten, Director

*By	/s/ Stephen M. Tuuk
Stephen M. Tuuk Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1	Amended and Restated Articles of Incorporation. Previously filed as an exhibit to the Registrant's Registration Statement on Form 10-SB filed on July 8, 2002. Here incorporated by reference.

4.2	Amended and Restated Bylaws. Previously filed as an exhibit to the Registrant's Registration Statement on Form 10-SB filed on July 8, 2002. Here incorporated by reference.

4.3

Professionals Direct, Inc. Outside Directors' Deferred Compensation Plan previously filed as Appendix A to the Registrant's Definitive Proxy Statement with respect to its Annual Meeting of Shareholders held on May 11, 2005. Here incorporated by reference.

4.4

Professionals Direct, Inc. Employee and Director Stock Purchase Plan previously filed as Appendix B to the Registrant's Definitive Proxy Statement with respect to its Annual Meeting of Shareholders held on May 11, 2005. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.